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                          CERTIFICATE OF INCORPORATION
                                     OF
                          ACCESS ANYTIME BANCORP, INC.

     FIRST: The name of the Corporation is Access Anytime Bancorp, Inc. (hereinafter sometimes referred to as the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH:

     A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is ten million (10,000,000) consisting of:

          1. four million (4,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

          2. six million (6,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

     B. Except as provided in this Article Fourth (or in any Preferred Stock Designation, as hereinafter defined) the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors.

          Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled, in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

          In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the Common Stock in the distribution of assets) shall be entitled to

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     receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation's debts and liabilities and (ii) distributions or provision for distributions to holders of any class or series of stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the Corporation. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

     C. The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

     D. No shares of capital stock (including shares issuable upon conversion, exchange or exercise of other securities) shall be issued directly or indirectly, to officers, directors, or controlling persons of the Corporation other than as part of a general public offering or as qualifying shares to a director unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

     E. Nothing contained in this Article Fourth (or in any Preferred Stock Designation) shall entitle the holders of any class of a series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors; provided, that this restriction on voting separately by class or series shall not apply:

           (i) to any provision which would authorize the holders of Preferred Stock, voting as a class or series, to elect some members of the Board of Directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of Preferred Stock;

           (ii) to any provision which would require the holders of Preferred Stock, voting as a class or series, to approve the merger or consolidation of the Corporation with another corporation or the sale, lease or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Corporation if the Preferred Stock is exchanged for securities of such other corporation;

          (iii) to any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Article Fourth (or in any Preferred Stock Designation), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and

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                preferences.  An amendment which increases the number of
                authorized shares of any class or series of capital stock, or substitutes the surviving Corporation in a merger or consolidation for the Corporation, shall not be considered to be such an adverse change.

     FIFTH:  The name and mailing address of the incorporator is:

                     NAME                        MAILING ADDRESS
                     ----                        ---------------
              First Savings Bank, F.S.B.         PO Box 1569
                                                 Clovis, New Mexico  88102-1569

     SIXTH:  The Corporation is to have perpetual existence.

     SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          (1)  to make, alter or repeal the Bylaws of the Corporation.

          (2) to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

          (3) to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          (4) by a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the Bylaws may provide that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

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     EIGHTH:

          A. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          B. At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and that he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

     NINTH: The number of directors shall be not less than seven nor more than fifteen, as stated from time to time in the Bylaws; provided that a greater number may be approved by the Board.

     TENTH: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TWELFTH:

          A. The Corporation shall have the authority to issue fractional shares.

          B. No stockholder of the Corporation shall have any preemptive or preferential right of subscription to any shares of any stock of the Corporation, or to any obligations convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors of the Corporation in its discretion from time to time may determine, and the Board of Directors may issue stock of the Corporation, or obligations convertible into stock, without offering such issue of stock, either in whole or in part, to the stockholders of the Corporation. The acceptance of stock in the Corporation shall be a waiver of any such preemptive or

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     preferential right which in the absence of this provision might otherwise be asserted by stockholders of the Corporation or any of them.

          C. The Corporation shall be entitled to treat the person in whose name any share is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, save as expressly provided by the laws of the State of Delaware.

     THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, does certify that the facts herein stated are true, and, accordingly, has executed this Certificate of Incorporation this 27th day of August, 1996.

                              FIRST SAVINGS BANK, F.S.B.



                              By   /s/ Ken Huey, Jr.
                                ---------------------------------------------
                                   Ken Huey, Jr.
                                   President & Chief Executive Officer
                                   Incorporator



















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